EXPLANATION OF RESPONSES

(1)   William H. Janeway (the “Reporting Person”) is a director of Nuance Communications, Inc. (the “Issuer”), a Partner of Warburg Pincus & Co., a New York general partnership (“WP”), and a Member and Senior Advisor of Warburg Pincus LLC, a New York limited liability company (“WP LLC” and together with WP, the “Warburg Pincus Entities”).   On February 15, 2012, Warburg Pincus Private Equity X, L.P., a Delaware limited partnership (“WP X”), Warburg Pincus X Partners, L.P., a Delaware limited partnership (“WPP X” and, together with WP X, the “WP X Funds”), Warburg Pincus Private Equity VIII, L.P., a Delaware limited partnership, and its two affiliated partnerships (collectively, “WP VIII” and together with the WP X Funds, the “Funds”), distributed an aggregate of 11,942,851 shares (the “Distribution Shares”) of common stock (“Common Stock”) of the Issuer held by them, in the aggregate, to their respective partners on a pro rata basis (the “WP Distribution”), with no consideration being paid to the Funds in connection therewith.

In connection with the WP Distribution, an aggregate of 18,822 Distribution Shares were transferred to the Reporting Person (including certain estate planning vehicles).  The Reporting Person also beneficially owns 90,000 shares of restricted common stock of the Issuer that were issued to him in his capacity as a director of the Issuer.  In addition, the Reporting Person beneficially owns options to acquire 80,000 shares of Common Stock of the Issuer, which options were issued to him in his capacity as a director of the Issuer.  Due to his relationships with the Warburg Pincus Entities, the Reporting Person may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 under the Securities and Exchange Act of 1934, as amended) in an indeterminate portion of the shares of the Issuer held by the Funds.  The Reporting Person disclaims beneficial ownership of the shares of the Issuer held by the Funds, except to the extent of any direct pecuniary interest therein.

(2)           As reported on a Form 4 filed with the Securities and Exchange Commission by WP on the date hereof, in connection with the WP Distribution, WP VIII fully exercised certain warrants of the Issuer held by it (the “Warrants”) to purchase an aggregate of 3,700,000 shares of Common Stock at an exercise price of $20.00 per share.  As the exercise of the Warrants was pursuant to net exercise provisions, WP VIII acquired 1,077,744 shares of Common Stock, net of the exercise price upon exercise of the Warrants.

This Form 4 shall not be deemed an admission that the Reporting Person or any other person referred to herein is a beneficial owner of the shares of Common Stock issued upon the exercise of the Warrants or the shares of Common Stock held by the Funds (collectively, the “Securities”) for purposes of Section 16 of the Exchange Act or for any other purpose or that the Reporting Person or other person has an obligation to file this Form 4 except, in each case, to the extent it or he has a pecuniary interest in such Securities for purposes of Section 16 of the Exchange Act.